Exhibit 4.1
DESCRIPTION OF CAPITAL STOCK
The following is a description of the capital stock of Angi Inc. ("Angi," "we," or "our") and does not purport to be complete. For a more detailed description of our capital stock, see the applicable provisions of the Delaware General Corporation Law (the "DGCL"), our amended and restated certificate of incorporation (the "Certificate of Incorporation") and our amended and restated bylaws (the "Bylaws"). This description is subject to, and qualified in its entirety by reference to, the DGCL, the Certificate of Incorporation and the Bylaws, all of which are incorporated by reference as exhibits to this Annual Report on Form 10-K, of which this Exhibit 4.1 is a part.
Angi Authorized Capital Stock
Our authorized capital stock consists of 5,500,000,000 shares of stock, comprised of 2,000,000,000 shares of Class A Common Stock, par value $0.001 per share (“Class A Common Stock”), 1,500,000,000 shares of Class B Common Stock, par value $0.001 per share ("Class B Common Stock"), 1,500,000,000 shares of Class C Common Stock, par value $0.001 per share ("Class C Common Stock"), and 500,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).
As of February 6, 2026, there were 40,104,748 shares of Class A Common Stock outstanding and no shares of Class B Common Stock, Class C Common Stock or preferred stock outstanding. The number of authorized shares of any class of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the vote of the holders of a majority of the voting power of all then-outstanding shares of Class A Common Stock, Class B Common Stock and any outstanding series of preferred stock entitled to vote thereon, voting together as one class, or as otherwise permitted by the DGCL. Shares of Class A Common Stock are registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Angi Common Stock
The rights of holders of Class A Common Stock, Class B Common Stock and Class C Common Stock are identical, except for the differences described below under "—Voting Rights," "—Dividend Rights" and "—Conversion Rights." Any authorized but unissued shares of Class A Common Stock, Class B Common Stock and Class C Common Stock are available for issuance by the our board of directors without any further stockholder action, subject to any limitations imposed by the Marketplace Rules of The Nasdaq Stock Market, LLC (the "Nasdaq Rules").
Voting Rights
Holders of Class A Common Stock are entitled to one vote per share on all matters to be voted upon by stockholders. Holders of Class B Common Stock are entitled to ten votes per share on all matters to be voted upon by stockholders. Holders of Class C Common Stock are not entitled to any votes per share (except as, and then only to the extent, otherwise required by the laws of Delaware, in which case such holders are entitled to one one-hundredth of a vote per share). Holders of Class A Common Stock, Class B Common Stock and Class C Common Stock do not have cumulative voting rights in the election of directors.

Dividend Rights
Holders of Class A Common Stock, Class B Common Stock and Class C Common Stock are entitled to ratably receive dividends (other than in the event of a share distribution or an asset distribution, as further described below) if, as and when declared from time to time by our board of directors in its discretion out of funds legally available for that purpose, after payment of any dividends required to be paid on any outstanding preferred stock. Under Delaware law, we can only pay dividends either out of "surplus" or out of the current or the immediately preceding year's net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation's assets can be measured in a number of ways and may not necessarily equal their book value.
In a distribution of shares of common stock, we may distribute: (i) shares of Class C Common Stock (or securities convertible into or exercisable or exchangeable for shares of Class C Common Stock), on an equal per share basis, to holders of Class A Common Stock, Class B Common Stock and Class C Common Stock or (ii) (x) shares of Class A Common Stock (or securities convertible into or exercisable or exchangeable for shares of Class A Common Stock), on an equal per share basis, to holders of Class A Common Stock, (y) shares of Class B Common Stock (or securities convertible into or exercisable or exchangeable for shares of Class B Common Stock), on an equal per share basis, to holders of Class B Common Stock and (z) shares of Class C Common Stock (or securities convertible into or exercisable or exchangeable for shares of Class C Common Stock), on an equal per share basis, to holders of Class C Common Stock.
In a distribution of any other of our securities or the capital stock or other securities of another person or entity, we may choose to distribute: (i) identical securities, on an equal per share basis, to holders of Class A Common Stock, Class B Common Stock and Class C Common Stock, (ii) a separate class or series of securities to holders of shares of Class A Common Stock, a separate class of securities to holders of shares of Class B Common Stock and a separate class or series of securities to holders of shares of Class C Common Stock, on an equal per share basis, (iii) a separate class or series of securities to holders of shares of Class B Common Stock and a different class or series of securities to holders of shares of Class A Common Stock and Class C Common Stock, on an equal per share basis or (iv) a separate class or series of securities to holders of shares of Class C Common Stock and a different class or series of securities to holders of shares of Class A Common Stock and Class B Common Stock, on an equal per share basis, provided that, in the case of clause (ii), (iii) or (iv), the different classes or series of securities to be distributed are not different in any respect other than their relative voting rights (and any related differences in designation, conversion, redemption and share distribution provisions, as applicable), with either (x) holders of shares of Class B Common Stock receiving the class or series of securities having the highest relative voting rights or (y) holders of shares of Class B Common Stock and Class A Common Stock receiving a class or series of securities having the highest relative voting rights. A dividend involving a class or series of securities of another person or entity may be treated as a share distribution or as an asset distribution as determined by our board of directors.
In a distribution of our assets (including shares of any class or series of capital stock of another person or entity owned by us) to holders of any class or classes of common stock, a dividend in cash and/or other property will be paid to holders of each other class of common stock then outstanding on an equal per share basis in an amount, in the case of a dividend consisting solely of cash, equal to the fair market value of such holders' ownership interest in the assets paid as a dividend pursuant to the asset distribution, or having a fair market value, in the case of any other dividend, equal to the fair market value of such holders' ownership interest in assets paid as a dividend pursuant to the asset distribution.
Our board of directors has the power and authority to, in good faith, make all determinations regarding, among other things: (i) whether or not a dividend is an equal dividend per share or is declared and paid on an equal per share basis, (ii) whether one or more classes or series of securities differ in any respect other than their relative voting rights and (iii) any other interpretations that may be required under the dividend rights provisions of the Certificate of Incorporation described above.
Conversion Rights
Shares of Class B Common Stock are convertible into shares of Class A Common Stock at the option of the holder at any time on a share for share basis. The conversion ratio will in all events be equitably preserved in the event of any recapitalization of Angi by means of a stock dividend on, or a stock split or combination of, the outstanding shares of Class A Common Stock or of Class B Common Stock, or in the event of any merger, consolidation or other reorganization of Angi with another corporation. Upon the conversion of a share of Class B Common Stock into a share of Class A Common Stock, the applicable share of Class B Common Stock will be retired and will not be subject to reissue. Shares of Class A Common Stock and shares of Class C Common Stock have no conversion rights.
Liquidation Rights
Upon the liquidation, dissolution or winding up of Angi, holders of Class A Common Stock, Class B Common Stock and Class C Common Stock are entitled to receive ratably the assets available for distribution to the stockholders after the rights of holders of shares of preferred stock have been satisfied.
Other Matters
Shares of Class A Common Stock, Class B Common Stock and Class C Common Stock have no preemptive rights pursuant to the terms of the Certificate of Incorporation and Bylaws. There are no redemption or sinking fund provisions applicable to shares of Class A Common Stock, Class B Common Stock or Class C Common Stock. All outstanding shares of Class A Common Stock and of Class B Common Stock are fully paid and non-assessable.
Listing
Our Class A Common Stock is listed on The Nasdaq Global Select Market under the symbol "ANGI."
Transfer Agent and Registrar
The transfer agent and registrar for our Class A Common Stock is Computershare Trust Company, N.A.
Preferred Stock
Pursuant to the Certificate of Incorporation, the Angi board of directors may, by resolution, designate the powers, preferences, rights and qualifications, limitations and restrictions of the shares of preferred stock (and without further stockholder approval, subject to any limitation imposed by the

Nasdaq rules). The rights, preferences and privileges of such preferred stock may be superior to, and may adversely affect, the rights of our common stock. Each series will consist of that number of shares as will be fixed by the Angi board of directors and stated and expressed in the resolution providing for the issuance of the preferred stock of the series.
Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Other Agreements
Certain provisions of the DGCL and certain provisions of the Certificate of Incorporation and Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder's best interests, including attempts that might result in a premium being paid over the market price for the shares held by our stockholders.
Multi-Class Structure
As discussed above, each share of Class B Common Stock has ten votes per share, while each share of Class A Common Stock (the only class of our capital stock that is publicly traded) has one vote per share. Except as provided in the Certificate of Incorporation or by the DGCL, the holders of Class A Common Stock and the holders of Class B Common Stock, of which no shares are outstanding, vote on all matters (including the election of directors) together as one class. Our Class C Common Stock, of which no shares are outstanding, do not have any voting rights. While no shares of Class B common stock are outstanding, if shares of Class B common stock were to be issued, the holder could acquire concentrated control of the voting power of Angi capital stock, which could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.
Classified Board
Our Certificate of Incorporation provides that, until the annual meeting of stockholders in 2032, our board of directors will be divided into three classes. The first term of office for the Class I directors expired at the 2025 annual meeting of stockholders. The first term of office for the Class II directors will expire at the 2026 annual meeting of stockholders. The first term of office for the Class III directors will expire at the 2027 annual meeting of stockholders. At each annual meeting of stockholders commencing with the 2025 annual meeting, the directors of the class to be elected at such annual meeting shall be elected for a three-year term; provided that commencing with the 2030 annual meeting of stockholders, (i) the directors of the class to be elected at the 2030 annual meeting shall be elected for a term expiring at the next annual meeting of stockholders; and (ii) the directors of the classes to be elected at the 2031 annual meeting shall be elected for a term expiring at the next annual meeting of stockholders. Commencing with the 2032 annual meeting of stockholders, all directors will be elected annually and for a term of office to expire at the next annual meeting of stockholders, and the Angi board of directors will thereafter no longer be divided into classes. Before the Angi board of directors is declassified, it would take at least two annual meetings of stockholders to occur for any individual or group to gain control of our board of directors. Accordingly, while our board of directors is divided into classes, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to control Angi.

Director Removal and Vacancies
As a result of the fact that our board of directors is classified, stockholders may remove directors only for cause.
The DGCL provides that board vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless: (i) otherwise provided in the certificate of incorporation or bylaws of the corporation or (ii) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy. The Certificate of Incorporation provides that, subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, any newly-created directorship on the board of directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors shall be filled only by a majority of the directors then in office (other than directors elected by the holders of any series of Preferred Stock, by voting separately as a series or together with one or more series, as the case may be) (and not by stockholders), although less than a quorum, or by any such sole remaining director.
No Cumulative Voting
Under the DGCL, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. The Certificate of Incorporation does not provide for cumulative voting.
No Shareholder Action by Written Consent
The Certificate of Incorporation provides that stockholders may not act by written consent without a meeting. All stockholder action therefore would need to take place at an annual or a special meeting of our stockholders duly noticed and called in accordance with the DGCL.
Special Meetings of Stockholders
Under the DGCL, a special meeting of stockholders may be called by the board of directors or by such other persons as may be authorized in the certificate of incorporation or the bylaws of the corporation.
The Bylaws provide that special meetings of the stockholders may be called by the chairman of the board of directors or by a majority of our directors. Angi stockholders, however, may not call a special meeting of stockholders.
Amending the Certificate of Incorporation and Bylaws
 Under the DGCL, a certificate of incorporation may be amended if: (i) the board of directors adopts a resolution setting forth the proposed amendment, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of stockholders (except that, unless required by the certificate of incorporation, no meeting or vote of stockholders is required to adopt an amendment for certain specified changes) and (ii) the holders of a majority of shares of stock entitled to vote on the matter approve the amendment, unless the certificate of incorporation requires the vote of a greater number of shares. If a class vote on the amendment is required by the DGCL, or by the certificate of incorporation, approval by a majority of the outstanding shares of stock of the class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the DGCL. The Certificate of Incorporation provides that we reserve the right to amend, alter, change or repeal any provision contained in such Certificate of Incorporation, as prescribed by the DGCL.
Under the DGCL, the board of directors may adopt, amend or repeal a corporation's bylaws if so authorized in the certificate of incorporation. The stockholders of a Delaware corporation also have the power to adopt, amend or repeal bylaws.
The Certificate of Incorporation and the Bylaws allow our board of directors to adopt, amend or repeal the Bylaws by the vote of a majority of all directors.
Authorized but Unissued Shares
Delaware companies are permitted to authorize shares that may be issued in the future. A substantial number of unissued shares of our Class A Common Stock, Class B Common Stock, Class C Common Stock and preferred stock are available for future issuances by our board of directors without stockholder approval, subject to any limitations imposed by the Nasdaq Rules. Issuances of these shares could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of any authorized but unissued and unreserved shares of Class A Common Stock, Class B Common Stock, Class C Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of Angi by means of a proxy contest, tender offer, merger or otherwise.
Delaware Business Combination Law
We are subject to Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of Class A common stock held by stockholders.
Exclusive Jurisdiction
The Bylaws provide that a state court located within Delaware, or if no state court located within Delaware has jurisdiction, the federal district court for the District of Delaware, shall be the exclusive forum for all of the following: (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim for or based on breach of fiduciary duty owed by any current or former director or officer or other employee of the Company to us or to our stockholders, (iii) any action asserting a claim against the Company or any of its current or former directors, officers or other employees pursuant to the DGCL, the Certificate of Incorporation or Bylaws, (iv) any action asserting a claim relating to or involving us that is governed by the internal affairs doctrine or (v) any action asserting an "internal corporate claim," as defined under the DGCL.
Limitation on Liability and Indemnification of Directors and Officers
Under the DGCL, subject to specified limitations in the case of derivative suits brought by a corporation's stockholders in its name, a corporation may indemnify any person who is made or is threatened to be made a party to any action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, provided that there is a determination that: (i) the individual acted in good faith and in a manner the individual reasonably believed to be in or not opposed to the best interest of the corporation and (ii) in a criminal action or proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful. Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation, except to the extent the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified.
The DGCL requires indemnification of directors and officers for expenses (including attorneys' fees) actually and reasonably relating to a successful defense on the merits or otherwise of a derivative or third party action.
Under DGCL, a corporation may advance expenses relating to the defense of any proceeding to directors and officers upon the receipt of an undertaking by or on behalf of the individual to repay such amount if it is ultimately determined that such person is not entitled to be indemnified.
    The DGCL permits a corporation to provide in its certificate of incorporation that an officer or director of the corporation is not personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer or director, except for liability: (i) for any breach of the officer or director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) with respect to directors, for unlawful payments of dividends or unlawful stock repurchases or redemptions; (iv) for any transaction from which the officer or director derived an improper personal benefit; or (v) of an officer in any action by or in the right of the corporation. The Certificate of Incorporation provides for such limitation of liability.
In addition, the Certificate of Incorporation provides that we must indemnify our directors and officers to the fullest extent authorized by law. Under the Bylaws, we are also expressly required to advance certain expenses to our directors and officers and are permitted to carry directors' and officers' insurance providing indemnification for our directors and officers for some liabilities.